Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 13, 2008 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Kennametal Inc.’s Annual Report on Form 10-K for the year ended June 30, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
July 8, 2009